March 3, 2000


Mr. William R. McLaughlin
1 Morella Close
Virginia Water
Surrey GU254AT
England

Dear Bill:

It is with great pleasure that the Board of Directors of Select Comfort formally offers you the position as President and Chief Executive Officer of the Company. We are highly confident that this will be a mutually beneficial relationship for years to come as you lead the organization to realize its potential.

As we discussed over the phone, the key elements of the compensation offer include the following:

        Salary               $500,000 annually, effective at start date

        Bonus                0-100% of salary earned during the fiscal year;
                             bonus for "hitting 2000 earnings plan" will be 75%;

        Stock Options 300,000 stock options with exercise prices established currently according to accounting regulations; three year vesting with 1/36 monthly; plus

                             50,000 performance stock options with a current exercise price; options will vest when the stock price exceeds $12.00 per share for 30 consecutive trading days; plus

                             100,000 performance stock options with a current exercise price; options will vest when the stock price exceeds $24.00 per share for 30 consecutive trading days; plus

                             150,000 performance stock options with a current exercise price; options will vest when the stock price exceeds $36.00 per share for 30 consecutive trading days.

        Benefits Standard Select Comfort benefits, a summary of which are attached.
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        Moving               Select  Comfort  will pay for  "normal"  moving and
                             transitional  living  expenses,  including  but not
                             limited  to:   shipment  of  household   goods  and
                             vehicles; transportation for you and your family; temporary living for up to five months in MN;
                             travel for you every 2-3 weeks between MN and England; travel for two housing visits for your spouse to MN; and other "normal" expenses which you inform us about in advance.

        Severance            If you are  terminated by the Board,  or if you are
                             placed in a situation which amounts to constructive
                             dismissal,  you will  receive one year's  salary as
                             severance,  and the portion of the initial  300,000
                             stock  options  which  have  not  previously   been
                             vested, will vest immediately.

        Company Ownership If there is a change in company ownership, as defined by a new owner establishing a 50%+ ownership of the common stock of the Company, your stock options will vest immediately, and you will be eligible to receive two years of salary as severance if dismissed.

        Start Date Full-time, the week of March 21st, 2000. Prior to then, you will be in communication with key people and reviewing company materials.

I believe those are the critical elements of the offer; if I have inadvertently left off any issues, please let me know.

Also attached to this letter are some details concerning certain issues you raised, including:

        Benefits summary

        D&O insurance summary

        Officer's indemnity information

        Stock option plan

        Sample stock option agreement with an individual

        Sample performance stock option agreement with an individual

        Officer and Director stock trading policy

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We  are  also  putting  in  a  Federal  Express  envelope   detailed   benefits'
information, as well as some relocation information.

Please call me this weekend with any questions or issues, or with a positive answer.

We are looking forward to a long, prosperous and enjoyable relationship. Let's get started!

Sincerely,

/s/Patrick A. Hopf

Patrick A. Hopf
Chairman of the Board of Select Comfort
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